EXHIBIT 99.1

Interlink Electronics Raises Expectations for Fourth Quarter Financial Results

Fourth quarter revenues expected to exceed previous guidance on strength of E-Transactions segment

Camarillo, California, January 21, 2004—Interlink Electronics, Inc. (Nasdaq:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced that revenues for the quarter ended December 31, 2003 are expected to grow approximately 10% from the $7.8 million reported in the Company’s third quarter ended September 30, 2003. The Company plans to release its final, audited results in late February 2004.

“We are pleased to report that industry adoption of our e-transactions platform expanded at a brisk pace in the fourth quarter. This expansion, led by a branch wide implementation decision by a major U.S. bank, resulted in this upward revision of our fourth quarter revenue expectations,” said E. Michael Thoben, Chairman, CEO and President of Interlink Electronics.

“While sales cycles and revenue predictability of early stage markets can be challenging, we see this recent progress as further validation of the Company’s enabling technologies”, Thoben concluded.

As reported in a webcast earnings conference call held on Monday, October 27, 2003, the Company had previously stated that it expected fourth quarter revenues to grow 5% on a sequential basis.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (Nasdaq: LINK) is a world leader in the design and manufacture of intuitive interface technologies and products. Creating today’s interface standards, the Company’s business communications, e-transactions, home entertainment and specialty components businesses have established Interlink as the industry’s comprehensive source for branded and OEM solutions.

Recognized worldwide for innovative technologies and solutions, Interlink Electronics, Inc. serves a global customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo and Hong Kong. The Company currently holds more than

70 patents protecting its sensor technologies, wireless communications protocol and product design properties. See Interlink Electronics online at www.interlinkelectronics.com or in Japan at http://www.interlinkelec.co.jp/.

All registrations and trademarks are properties of their respective owners.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, fourth quarter 2003 financial results, technology adoption, and future business activities should be considered in light of these factors.

Contacts:

Investor Relations Contact

Michelle Lockard

Investor Relations Coordinator

mlockard@interlinkelectronics.com

805-484-8855 ext. 114

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